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Exhibit 5.2

[LETTERHEAD OF CONYERS DILL & PEARMAN]

13 August 2004

Bunge Limited Bunge Limited Finance Corp. 50 Main Street – Suite 635 White Plains NY 10606 U.S.A.

Dear Sirs:

Bunge Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the "Commission") on 13 August 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of U.S.$500,000,000 aggregate principal amount of 5.35% senior notes due 2014 of Bunge Limited Finance Corp. ("BLFC"), fully and unconditionally guaranteed by the Company pursuant to an exchange offer by BLFC and the Company (the "New Notes") for a like principal amount of BLFC's outstanding 5.35% senior notes due 2014, fully and unconditionally guaranteed by the Company, that have not been registered under the Securities Act (the "Original Notes").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a facsimile copy of an indenture dated as of 13 April 2004 (the "Indenture" and, together with the Registration Statement, the "Documents", each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) among BLFC as issuer, the Company as guarantor and SunTrust Bank as trustee, which Indenture includes the guarantee of the Original Notes and the New Notes by the Company as set forth therein. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 13 August 2004, certified extracts of resolutions passed at a meeting of the directors of the Company held on 11 and 12 March 2004, certified extracts of resolutions passed at a meeting of the Finance and Risk Management Committee of the directors of the Company held on 5 April 2004 (collectively, the "Minutes"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

Bunge Limited Opinion
13 August 2004

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company, to enter into and perform its respective obligations under the Indenture, (d) the due execution of the Indenture by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (h) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Indenture in accordance with its terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the non-exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, The City of New York, the State of New York (the "Foreign Courts"), (j) that none of the parties to the Indenture has carried on or will carry on activities, other than the performance of its obligations under the Indenture, which would constitute the carrying on of investment business in or from Bermuda and that none of the parties to the Indenture, other than the Company, will perform its obligations under the Indenture in or from Bermuda, (k) that on the date of entering into the Indenture the Company was, and after entering into the Indenture is, able to pay its liabilities as they become due.

The obligations of the Company under the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.

Bunge Limited Opinion
13 August 2004

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offer to exchange the Original Notes for New Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture. The Indenture has been duly executed and delivered by or on behalf of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Enforcement of Civil Liabilities" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN

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  Exhibit 5.2
[LETTERHEAD OF CONYERS DILL & PEARMAN]